PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-139359 Dated October 27, 2009
Return Optimization Securities with Partial Protection
Enhanced Return Strategies for Moderate-Return Environments
Royal Bank of Canada Notes $3,720,270 linked to the iShares® MSCI EAFE Index Fund due on April 29, 2011

Investment Description
Return Optimization Securities with Partial Protection are senior unsecured debt securities issued by Royal Bank of Canada with returns linked to the performance of the iShares® MSCI EAFE Index Fund (each, a “Note” and collectively, the “Notes”). The iShares® MSCI EAFE Index Fund (the “Index Fund”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities as measured by the MSCI EAFE® Index (the “Underlying Index”). The Notes are designed to enhance returns in a moderate-return environment—meaning an environment in which stocks generally experience no more than moderate appreciation—as well as protection, at maturity of the Notes, of a percentage of your principal based on the Protection Percentage. If the Index Fund Return is positive, you will receive at maturity of the Notes your principal plus a return equaling two times the Index Fund Return, up to the Maximum Gain of 21.20%, providing you with a potential opportunity to outperform the Index Fund. If the Index Fund Return is negative, you will lose at maturity 1% of your principal for every 1% decline in the Index Fund Return beyond the Protection Percentage and may lose up to 90% of your principal at maturity.  Partial principal protected investments (like the Notes) can help reduce portfolio risk while maintaining an increased exposure to equities.  The partial principal protection feature applies only if you hold the Notes to maturity.  Any payment on the Notes, including any principal protection, is subject to the creditworthiness of Royal Bank of Canada.  Investing in the Notes involves significant risks, including potential loss of up to 90% of your principal and a capped appreciation at maturity.

Features	Key Dates
❑      Tactical Investment Opportunity—At maturity, the Notes enhance the positive returns of the Index Fund up to the Maximum Gain of 21.20% and reduce exposure to negative Index Fund Returns. In moderate-return environments, this strategy may provide the opportunity to outperform investments that track the performance of the Index Fund.

❑      Market Recovery Strategy—If you have experienced a loss on an investment with market exposure similar to the Index Fund, an investment in the ROS can provide an opportunity to accelerate your recovery at maturity if the Index Fund rises.

❑      Partial Protection Feature—If you hold the Notes to maturity, your investment will be protected up to a 10% decline in the Index Fund, subject to the creditworthiness of Royal Bank of Canada, and will have 1-for-1 downside exposure to any negative Index Fund Returns below -10%.

Trade Date                         October 27, 2009
Settlement Date                  October 30, 2009
Final Valuation Date1          April 25, 2011
Maturity Date1                     April 29, 2011
CUSIP:                                78009C209
ISIN:                                    US78009C2098

1       Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-2.

Note Offering
We are offering Return Optimization Securities with Partial Protection linked to the Index Fund.  The return on the Notes is subject to, and will not exceed, the Maximum Gain of 21.20%.  The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  The Maximum Gain for the Notes, as well as the Maximum Payment at Maturity, are listed below.

Index Fund	Index Fund Ticker	Leverage Factor	Protection Percentage	Maximum Gain	Maximum Payment at Maturity per $10 Note	Index Fund Starting Level	CUSIP	ISIN
iShares® MSCI EAFE Index Fund	EFA	2	10%	21.20%	$12.12	54.88	78009C209	US78009C2098

See “Additional Information about Royal Bank of Canada and the Notes” in this pricing prospectus. The Notes will have the terms specified in the prospectus dated January 5, 2007, the product prospectus supplement dated July 16, 2009, product prospectus supplement no. UBS-2 dated October 6, 2009 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-2 for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-2.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to the iShares® MSCI EAFE Index Fund	$3,720,270	$10	$65,104.72	$0.175	$3,655,165.28	$9.825
(1)
The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-13 of the accompanying product prospectus supplement no. UBS-2.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.175 per $10 in principal amount of the Notes.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

UBS Financial Services Inc.	RBC Capital Markets Corporation

Additional Information about Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated July 16, 2009, relating to our Series C medium-term Notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. UBS-2 dated October 6, 2009.  This pricing supplement, together with the documents listed below, contains the terms of the Notes, and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-2, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-2 dated October 6, 2009: http://www.sec.gov/Archives/edgar/data/1000275/0001214659090002358/f10590424b5.htm

♦	Prospectus supplement dated July 16, 2009: http://www.sec.gov/Archives/edgar/data/1000275/000121465909001690/f71590424b3.txt

♦	Prospectus dated January 5, 2007: http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/o34295e424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:

♦     You seek an investment with an enhanced return linked to the potential positive performance of the Index Fund and you believe the closing price of one share of the Index Fund will increase moderately over the term of the Notes - meaning that such an increase is unlikely to exceed the Maximum Gain of 21.20%.

♦     You seek an investment that offers partial principal protection when the Notes are held to maturity.

♦     You are willing to risk losing some of your investment if the closing price of one share of the Index Fund declines from the Trade Date to the Final Valuation Date by more than the Protection Percentage.

♦     You are willing and able to hold the Notes to maturity, a term of 18 months.

♦     You are willing to invest in the Notes even though their return will be limited to the Maximum Gain of 21.20%.

♦     You are willing to invest in securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets Corporation, which we refer to “RBCCM,” is willing to trade the Notes.

♦     You are willing to forgo (i) dividends paid on the equity securities held by the Index Fund and any distributions paid by the Index Fund and (ii) any appreciation above the Maximum Gain of 21.20%.

♦     You do not seek current income from this investment.

♦     You are comfortable with the creditworthiness of Royal Bank of Canada, as issuer of the Notes.

The Notes may not be suitable for you if, among other considerations:

♦     You do not believe that the closing price of one share of the Index Fund will moderately increase over the term of the Notes, or you believe that the level of the Index Fund will increase by more than the Maximum Gain of 21.20%.

♦     You are unable or unwilling to hold the Notes to maturity.

♦     You seek an investment that is 100% principal protected.

♦     You believe that another investment product will provide a leveraged Index Fund Return at maturity that is greater than the Maximum Gain of 21.20%.

♦     You are unwilling to make an investment that is exposed to some downside performance risk of the Index Fund and is not fully principal protected.

♦     You seek an investment that is exposed to the full potential appreciation of the Index Fund, without a cap on participation.

♦     You prefer to receive dividends paid on any equity securities held by the Index Fund or any distributions paid by the Index Fund.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment.

♦     You are not willing or are unable to assume the credit risk associated with Royal Bank of Canada, as issuer of the Notes.

♦     You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-2 for risks related to an investment in the Notes.

Final Terms		Determining Payment at Maturity
Issuer	Royal Bank of Canada (Moody’s: Aaa; S&P: AA-; Fitch AA)*
If the Index Fund decreases by more than the Protection Percentage, you will lose 1% of the principal amount of your Notes for every 1% decline in the Index Fund Ending Level beyond the Protection Percentage. Accordingly, your payment at maturity per $10 in principal amount of the Notes will be calculated as follows:

$10 + [$10 x (Index Fund Return + Protection Percentage)]

In this scenario, you could lose up to 90% of your principal, depending on how much the closing price of one share of the Index Fund declines from the Trade Date to the Final Valuation Date.

Issue Price	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	18 months
Protection Percentage:	10%, if held to maturity**
Payment at Maturity (per $10)
If the Index Fund Return is positive, you will receive at maturity a cash payment per $10 in principal amount of the Notes, equal to:

$10 + ($10 x Index Fund Return x 2)

provided, however, that in no event will you receive at maturity an amount greater than $10 + ($10 x Maximum Gain).

If the Index Fund Return is negative or zero, but its absolute value is less than or equal to the Protection Percentage, you will receive at maturity a cash payment of $10 per $10 in principal amount of the Notes.

If the Index Fund Return is negative and its absolute value is greater than the Protection Percentage, you will receive at maturity a cash payment, per $10 in principal amount of the Notes, equal to:

$10 + [$10 x (Index Fund Return + Protection Percentage)]

In this scenario, you will lose some of your principal, and the amount depends on the Protection Percentage and how much the closing price of one share of the Index Fund declines from the Trade Date to the Final Valuation Date beyond the Protection Percentage.

Index Fund Return	Index Fund Ending Level – Index Fund Starting Level Index Fund Starting Level
Leverage Factor	2
Maximum Gain	21.20%
Index Fund Starting Level	The closing price of one share of the Index Fund on the Trade Date, which was 54.88.
Index Fund Ending Level	The closing price of one share of the Index Fund on the Final Valuation Date.
Share Adjustment Factor
Set equal to 1.0 on the Trade Date, subject to adjustment under certain circumstances. See “General Terms of Notes—Anti-Dilution Adjustments” in the accompanying product prospectus supplement no UBS-2.

*A credit rating reflects the creditworthiness of the issuer and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the Index Fund Ending Level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

** Principal protection is provided by Royal Bank of Canada and, therefore, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they become due.

Scenario Analysis and Examples at Maturity
The following scenario analysis and examples reflect the Leverage Factor of 2 and the Maximum Gain of 21.20%, and assume a range of Index Fund Returns from +80% to -100%.

Index Fund Return	Note Return

80.00% 40.00% 10.60%	21.20% 21.20% 21.20%

8.00& 5.00% 2.00%	16.00% 10.00% 4.00%

-1.00% -5.00% -10.00%	0% 0% 0%

-20.00% -40.00% -100.00%	-10.00% -30.00% -90.00%

Example 1 – On the Final Valuation Date, the closing price of one share of the Index Fund closes 5% above the Index Fund Starting Level. Because the Index Fund Return is 5%, you will receive two times the Index Fund Return, or 10%, and the payment at maturity per $10 in principal amount of the Notes will be calculated as follows:

$10 + ($10 x 5% x 2) = $10 + $1 = $11

Example 2 – On the Final Valuation Date, the closing price of one share of the Index Fund closes 40% above the Index Fund Starting Level. Because two times the Index Fund Return of 40% is more than the Maximum Gain of 21.20%, you will receive at maturity the Maximum Gain of 21.20%, or $12.12 per $10 in principal amount of the Notes.

Example 3 – On the Final Valuation Date, the closing price of one share of the Index Fund closes 10% below the Index Fund Starting Level. Because the Index Fund Return is -10%, which is within the principal protection range of 0% and -10%, you will receive a payment at maturity of $10 per $10 in principal amount of the Notes (a zero return).

Example 4 – On the Final Valuation Date, the closing price of one share of the Index Fund closes 40% below the Index Fund Starting Level. Because the Index Fund Return is -40%, which is outside the principal protection range of 0% and -10%, you will receive at maturity a cash payment of $7 per $10 in principal amount of the Notes (a 30% loss), calculated as follows:

$10 + [$10 x (-40%+10%)] = $10 - $3 = $7

What Are the Tax Consequences of the Notes?

Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Note with terms described in this pricing supplement as a pre-paid cash-settled derivative contract in respect of the Index Fund for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated and subject to the discussion of the “constructive ownership rules” in the following sentence, a holder should generally recognize capital gain or loss upon the sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Notes. There is a substantial risk that an investment in the Notes is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies, in which case any long-term capital gain recognized in respect of the Notes in excess of the “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code) would be recharacterized as ordinary income and an interest charge would also apply to any deemed underpayment of tax assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity of the Notes. Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. In addition, on December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index Fund, the Underlying Index or any of the equity securities held by the Index Fund or included in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-2.

Risks Relating to the Notes Generally

♦    Your Investment in the Notes May Result in a Loss:  The Notes do not guarantee any return of principal in excess of $1 per $10 in principal amount of the Notes, and that return, if any, is subject to the creditworthiness of Royal Bank of Canada.  The return on the Notes at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund Return is positive or negative.  Your investment will be fully exposed to any decline in the Index Fund Ending Level as compared to the Index Fund Starting Level beyond the Protection Percentage (10%).  Accordingly, you could lose up to $9 for each $10 in principal amount of the Notes in which you invest.

♦    The Appreciation Potential on the Notes Is Limited to the Maximum Gain:  If the Index Fund Ending Level is greater than the Index Fund Starting Level, for each $10 in principal amount of the Notes, you will receive at maturity $10 plus an additional amount that will not exceed the Maximum Gain of 21.20%, regardless of the appreciation of the Index, which may be significant.

♦    Credit Risk of Royal Bank of Canada:  The Notes are senior unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive the principal protection or any amounts owed to you under the terms of the Notes.

♦    Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity:  While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes.  As a result, and as a general matter, the price, if any, at which RBCCM, will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦    Partial Principal Protection Applies Only if You Hold the Notes to Maturity:  You should be willing to hold your Notes to maturity.  If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have partial principal protection for a decline in the closing price of one share of the Index Fund up to the Protection Percentage.

♦    No Assurances of Moderate-Return Environment: While the Notes are structured to provide enhanced returns in a moderate-return environment, we cannot assure you of the economic environment during the term or at maturity of your Notes.

♦    No Interest or Dividend Payments or Voting Rights:  As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities held by the Index Fund would have.

♦    Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦    Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦     Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index Fund or the equity securities included in the Underlying Index, and therefore the market value of the Notes.

♦    Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain.  You should consult your tax adviser about your tax situation.

♦    Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the equity securities composing the Index Fund, or in futures, options, exchange-traded funds or other derivative products on the equity securities held by the Index Fund may adversely affect the market value of the equity securities held by the Index Fund, the closing price of one share of the Index Fund, and, therefore, the market value of the Notes.

♦    Many Economic and Market Factors Will Impact the Value of the Notes:  In addition to the closing price of one share of the Index Fund on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦    the expected volatility of the Index Fund;

♦    the time to maturity of the Notes;

♦    the dividend rate on the equity securities held by the Index Fund;

♦    interest and yield rates in the market generally, as well as in each of the markets of the equity securities held by the Index Fund;

♦    a variety of economic, financial, political, regulatory or judicial events;

♦    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities held by the Index Fund are traded and the correlation between that rate and the prices of shares of the Index Fund;

♦    the occurrence of certain events to the Index Fund that may or may not require an adjustment to the Share Adjustment Factor; and

♦    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the Index Fund

♦      No Affiliation with the Index Fund: We are not affiliated with the Index Fund or its investment advisor.  You should make your own investigation into the Index Fund and the Underlying Index.  We are not responsible for the Index Fund’s public disclosure of information, whether contained in its SEC filings or otherwise.

♦      Owning the Notes Is Not the Same as Owning Shares of the Index Fund: Owning the Notes is not the same as owning shares of the Index Fund. Accordingly, changes in the closing price of one share of the Index Fund may not result in a comparable change of the market value of the Notes. If the closing price of one share of the Index Fund on any trading day increases above the Index Fund Starting Level, the value of the Notes may not increase comparably, if at all. It is possible for the closing price of the shares of the Index Fund to increase moderately while the value of the Notes declines.

♦      There Are Risks Associated with the Index Fund: Although the Index Fund’s shares are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market. In addition, Barclays Global Fund Advisors, which we refer to as BGFA, is currently the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that the investment strategy of the investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment adviser invest up to 10% of the Index Fund’s assets in securities not included in the Underlying Index but which the investment adviser believes will help the Index Fund track the Underlying Index, as well as in certain futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including affiliated money market funds). Any of such action could adversely affect the market price of the shares of the Index Fund, and consequently, the value of the Notes.

♦      Transition of the Reference Asset’s Investment Advisor: On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”).  The BlackRock Transaction is subject to certain regulatory approvals, as well as other conditions to closing. Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the Index Fund’s current investment advisory agreement with BGFA.  In order for the management of the Index Fund to continue uninterrupted, the Index Fund’s Board of Trustees (the “Board”) approved a new investment advisory agreement with BGFA, which will be submitted to the shareholders of the Index Fund for their approval at a special meeting to be held on November 4, 2009.  The failure to obtain such approvals could cause interruptions in the management of the Index Fund, which could have an adverse effect on the value of the Index Fund and consequently on the value of your Notes.

♦      Differences Between the Index Fund and the Underlying Index: The Index Fund does not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund. For all of the foregoing reasons, the performance of the Index Fund may not correlate with the performance of the Underlying Index.

♦      The Notes Are Subject to Currency Exchange Rate Risk: Because the prices of the equity securities held by the Index Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Index Fund, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which securities held by the Index Fund are traded. Your net exposure will depend on the extent to which the currencies in which securities held by the Index Fund are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities held by the Index Fund are traded, the net asset value of the Index Fund will be adversely affected and the amount we pay you at maturity, if any, may be reduced.

♦      Non-U.S. Securities Risk: The equity securities that compose the Index Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

♦      The Anti-Dilution Protection for the Index Fund Is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Index Fund

The Index Fund is an investment portfolio maintained and managed by iShares®.  BFGA is the investment advisor to the Index Fund.  The Index Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “EFA.”  As of September 30, 2009, 99.50% of the Index Fund’s holdings consisted of equity securities, 0.00% consisted of cash, and 0.49% was in other assets, including dividends booked but not yet received. On June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the Index Fund’s current investment advisory agreement with BGFA. The Board approved a new investment advisory agreement with BGFA, which will be submitted to the shareholders of the Index Fund for their approval at a special meeting to be held on November 4, 2009.  Information about the Index Fund is available on the iShares® website: www.iShares.com.

You can obtain the closing price of one share of the Index Fund from the Bloomberg Financial Markets page “EFA Equity <GO>” or from the iShares® website at www.iShares.com

The graph below illustrates the weekly performance of the Index Fund from September 30, 2001 to September 30, 2009. The historical closing prices of one share of the Index Fund should not be taken as an indication of future performance.

Source: Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The closing price of one share of the Index Fund on October 27, 2009 was 54.88.

The information on the Index Fund provided in this pricing supplement should be read together with the discussion under the heading “The iShares® MSCI EAFE Index Fund” beginning on page PS-27 of the accompanying product prospectus supplement no. UBS-2. Information contained in the iShares® website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-13 of the accompanying product prospectus supplement no. UBS-2.

Terms Incorporated in Master Note
The terms appearing above under the captions “Final Terms” and “Determining Payment at Maturity”, and the provisions in the product prospectus supplement under the caption “General Terms of Notes”, are incorporated into the master note issued to DTC, the registered holder of the Notes.